                             AMENDMENT NO. 1 TO THE
                             NOTE PURCHASE AGREEMENT

     This Amendment No. 1 to the Note Purchase  Agreement dated February 4, 2003 shall serve to amend the Note Purchase Agreement and the convertible note issued thereunder (the "Note"), dated as of March 31, 2000 (collectively referred to as the  "Financing  Documents"),  by and  among  iDial  Networks,  Inc.,  a  Nevada corporation (the "Company") and Mark T. Wood (the "Holder").

     The undersigned  parties hereby amend the Financing  Documents  whereby the
Company and the Holder agree that:

1.   The  Holder  agrees to defer all  payments  from the  Company  as set forth pursuant to the  Financing  Documents  until the earlier of (i) February 6,
     2004 or (ii)  AJW  Partners,  LLC,  AJW  Offshore,  Ltd.  or AJW  Qualified
     Partners, LLC no longer hold secured convertible debentures of the Company;
     provided,  however,  the Holder will be entitled to receive  payments under the Note in the event that the Company  has  generated  net  income,  which payments shall not exceed the amount of such net income.

2.   The Holder agrees to defer  conversion of the Note as set forth pursuant to the Financing  Documents until six (6) months after AJW Partners,  LLC, AJW
     Offshore,  Ltd.  or AJW  Qualified  Partners,  LLC no longer  hold  secured convertible debentures of the Company.

3.   In  consideration  of the Holder waiving his right to conversion  under the
     Financing  Documents,  Section  2. of the Note shall be  replaced  with the following:

"The Holder has the right to convert the  outstanding  principal  plus  interest into common stock of the Company at a 50%  discount of the current  market price at the time of conversion."

     IN WITNESS  WHEREOF,  the parties have executed this Amendment No. 1 to the
Note Purchase Agreement as of the date first written above.

                                    COMPANY:

                                    IDIAL NETWORKS, INC.

                                    By:_____________________
                                    Name:
                                    Title:

                                    HOLDER:

                                    ------------------------
                                    Mark Wood